As filed with the Securities and Exchange Commission on February 27, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933

SEARS, ROEBUCK AND CO.
(Exact name of registrant as specified in its charter)

New York (State of jurisdiction of incorporation of organization)	36-1750680 (I.R.S. employer identification no.)

3333 Beverly Road
Hoffman Estates, Illinois 60179
(Address of principal executive offices, including zip code)

SEARS 401(k) SAVINGS PLAN
(Full title of the plan)

Anastasia D. Kelly
Executive Vice President and General Counsel
Sears, Roebuck and Co.
3333 Beverly Road
Hoffman Estates, Illinois 60179
(Name and address of agent for service)

(847) 286-2500
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common Shares, par value $0.75 per share	5,000,000	(2)	(2)	$48,613

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for purposes of determining the amount of the registration fee, in accordance with Rule 457(h)(i) and Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and low prices of Sears common shares on the New York Stock Exchange on February 23, 2001.

(3) A registration fee of $41,127 was paid with respect to the earlier registration of 5,000,000 common shares pursuant to Registration No. 333-92501, of which $6,837 represented the proportionate amount of the fee associated with the common shares that have not yet been sold.

Pursuant to General Instruction E of Form S-8, the contents of Registration Statement No. 333-92501 (filed December 9, 1999) are incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference

The following documents filed by Sears, Roebuck and Co. with the Securities and Exchange Commission (the "Commission") are incorporated into this Registration Statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently filed document incorporated herein by reference:

(1) Sears Annual Report on Form 10-K for the fiscal year ended January 1, 2000,

(2) Sears Quarterly Reports on Form 10-Q for the quarters ended April 1, July 1 and September 30, 2000;

(3) Sears Current Reports on Form 8-K dated January 4, January 21, April 17, April 18, July 21, August 10, September 15 and October 19, 2000, January 4 and January 18, 2001;

(4) The description of Sears common shares contained in Item 5 on page 15 of Sears Annual Report on Form 10-K for the year ended January 1, 2000;

(5) Sears 401(k) Profit Sharing Plan's Annual Report on Form 11-K for the year ended December 31, 1999; and

(6) All documents (other than those portions of such documents described in paragraphs (i), (k) and (l) of Item 402 of Regulation S-K promulgated by the Commission) filed by Sears with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereunder have been sold or deregistering all securities then remaining unsold.

Item 4.	Description of Securities. Not applicable.
Item 5.	Interests of Named Experts and Counsel. Not applicable.
Item 6.

Indemnification of Directors and Officers.

Article V of the By-Laws of Sears, relating to indemnification of directors and officers, is incorporated by reference to Exhibit 3.(ii) to the Annual Report on Form 10-K of Sears for the year ended January 1, 2000.

Judgments or decrees rendered against Sears 401(k) Savings Plan (the "Plan") (formerly known as Sears 401(k) Profit Sharing Plan), the Trustee, the Investment Committee or other fiduciaries that are not based upon a breach of fiduciary responsibility are to be satisfied from Plan assets and not from assets of the Trustee, the members of the Investment Committee or other named fiduciaries.

The New York Business Corporation Law ("BCL") and the By-Laws of Sears generally provide for the indemnification of any director or officer of Sears who is or is threatened to be made a party to any action because such person is or was a director or officer of Sears, or because such person served another enterprise (including Sears Investment Management Co. ("SIMCO") or the Plan) at the request of Sears, against judgments, fines, amounts paid in settlement and expenses (including attorneys' fees) incurred as a result of such action, as limited by the BCL and the By-Laws in certain circumstances depending upon the type of conduct involved and the nature of the action. As authorized by the Delaware General Corporation Law ("GCL"), the by-laws of SIMCO also provide for indemnification of directors, officers, employees and agents of SIMCO in a manner generally similar to that described above.

The BCL authorizes Sears, and the GCL authorizes SIMCO, to purchase indemnification insurance.

Sears has in effect insurance policies that provide total coverage of $150,000,000 (subject to a deductible) over a three year period ending March 31, 2001. The policies insure directors and officers of Sears and of certain other entities (including SIMCO and the Plan) against claims arising from their service as directors or officers. The policies also provide for the payment by the insurer of amounts, excluding certain fines and penalties that are legally uninsurable and certain other matters, which Sears, certain other entities (including SIMCO and the Plan), or their officers, directors or employees become obligated to pay by reason of any claim based upon an act or omission in the management or administration of certain employee benefit plans (including the Plan) sponsored by Sears and certain subsidiaries of Sears. In addition, the policies insure against employment practices liability.

Item 7.	Exemption from Registration Claimed. Not applicable
Item 8.

Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index beginning on page E-1 of this Registration Statement, which Index is incorporated herein by reference.

The Registrant will submit the Plan document as amended and restated and all amendments thereto to the Internal Revenue Service ("IRS") in a timely manner and will make all changes required by the IRS in order to qualify the Plan.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on February 27, 2001.

SEARS, ROEBUCK AND CO.
/S/Jeffrey N. Boyer*
By:	Jeffrey N. Boyer Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date
Alan J. Lacy*	Chairman of the Board of Directors, President, and Chief Executive Officer (Principal Executive Officer)
Jeffrey N. Boyer*	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Glenn Richter*	Vice President and Controller (Principal Accounting Officer)
Hall Adams, Jr.*	Director
Brenda C. Barnes*	Director	February 27, 2001
Warren L. Batts*	Director
James R. Cantalupo*	Director
W. James Farrell*	Director
Michael A. Miles*	Director
Hugh B. Price*	Director
Dorothy A. Terrell*	Director
*By:	/s/ Jeffrey N. Boyer Jeffrey N. Boyer Individually and as Attorney-in-fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, the administrator of Sears 401(k) Savings Plan has duly caused this Registration Statement to be signed on the Plan's behalf by the undersigned, thereunto duly authorized, in Hoffman Estates, State of Illinois, on the 27th day of February, 2001.

SEARS 401(K) SAVINGS PLAN

By: SEARS, ROEBUCK AND CO.

Plan Administrator

BY: /s/ Greg A. Lee

Greg A. Lee

Senior Vice President, Human Resources

EXHIBIT INDEX

Exhibit Number
4.1.	Sears 401(k) Savings Plan as Amended and Restated as of January 1, 2000 [Incorporated by reference to Exhibit 99.(i) to Sears Annual Report on Form 10-K for the year ended January 1, 2000]
4.2.

Sears 401(k) Profit Sharing Trust Agreement as amended and restated effective as of January 1, 1998 [Incorporated by reference to Exhibit 99.(iii) to the Annual Report on Form 10-K of Sears, Roebuck and Co. for the year ended January 3, 1998]

4.3.	Amendment to the Sears 401(k) Profit Sharing Trust Agreement dated June 26, 1998 [Incorporated by reference to Exhibit 99.(ii) to Sears Annual Report on Form 10-K for the year ended January 2, 1999]
4.4.

Amendment to the Sears 401(k) Profit Sharing Trust Agreement dated December 1, 1998 [Incorporated by reference to Exhibit 99.(iii) to Sears Annual Report on Form 10-K for the year ended January 2, 1999]

4.5.	Amendment to the Sears 401(k) Profit Sharing Trust Agreement dated March 31, 1999 [Incorporated by reference to Exhibit 99.(ii) to Sears Annual Report on Form 10-K for the year ended January 1, 2000]
15.	Acknowledgment of Deloitte & Touche LLP regarding unaudited interim information*
23.	Consent of Deloitte & Touche LLP*
24.	Powers of Attorney of certain officers and directors of Sears, Roebuck and Co.*

*Filed herewith